AMENDMENT TO THE CUSTODIAN AGREEMENT BETWEEN THE ADVISORS’ INNER CIRCLE FUND I AND BROWN BROTHERS HARRIMAN & CO. DATED NOVEMBER 25, 2014

THIS AMENDMENT to the custodian agreement between Advisors’ Inner Circle Fund (the “Trust”), acting on behalf of one or more of its series listed in Schedule 1 attached thereto and Brown Brothers Harriman & Co. (“BBH&Co.” or the “Custodian”) dated November 25, 2014, as amended from time to time (the “Agreement”) is made as of April 1, 2026 (the “Amendment”).

W I T N E S S E T H:

WHEREAS, the Trust and the Custodian have entered into the Agreement and the parties now wish to amend the Agreement to add additional series of the Trust to Schedule 1 of the Agreement; and

WHEREAS, the Agreement may be amended by written agreement of both the Trust and the Custodian;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Trust and the Custodian hereby agree, as follows:

1.	The Agreement is hereby amended as follows:

a.	Each instance of “Advisors’ Inner Circle Fund I” is hereby deleted and replaced with “Advisors’ Inner Circle Fund”.

b.	Breckinridge Municipal Bond Completion Fund shall be added to the Agreement as a new Fund (as defined in the Agreement) and hereafter shall also be included when a reference to “Fund” is made in this Amendment or the Agreement, as applicable.

c.	Schedule 1 to the Agreement is hereby deleted in its entirety and replaced by Schedule 1 attached hereto.

2.	Miscellaneous

a.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

b.	This Amendment shall be governed and construed in accordance with the governing law and jurisdiction provisions of the Agreement.

c.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/Daniel Montoya	By:	/s/ Matthew M. Maher
Name:	Daniel Montoya	Name:	Matthew M. Maher
Title:	Managing Director	Title:	Vice President and Secretary

SCHEDULE I

TO

THE CUSTODIAN AGREEMENT BETWEEN THE ADVISORS’ INNER CIRCLE FUND AND
BROWN BROTHERS HARRIMAN & CO. DATED NOVEMBER 25, 2015

List of Funds as of April 1, 2026

Sands Capital Global Growth Fund

Breckinridge Municipal Bond Completion Fund